Exhibit 12.1
                                                                    ------------

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            NOBLE INTERNATIONAL, LTD.
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
                                                                                          Year Ended December 31,

                                                                 ---------------------------------------------------
                                                                   1999       2000      2001     2002       2003       Pro forma
                                                                   ----       ----      ----     ----       ----       ---------
Earnings:
Net Earnings from continuing operations before income taxes       $ 10,518    $ 2,210  $ 8,678   $ 5,761    $13,807    $ 13,556
Total fixed charges as defined                                       2,784      3,461    3,081     2,238      4,099       4,349
Fixed charges not deducted in the determination of income from
    continuing operations before income tax expense                   (614)    (1,276)    (429)     (314)      (525)       (525)
                                                                   -------     ------   ------    ------     ------     -------
Total earnings as defined                                           12,688      4,395   11,330     7,685     17,381      17,380

Fixed Charges:
    Interest expense                                                 1,230      1,213    1,718       554      1,872       1,746
    Amortization of debt issuance costs                                408        466      438       221        548         924
    Estimated interest portion of rents                                471        457      469     1,139      1,154       1,154
    Capitalized Interest                                               614      1,276      429       314        525         525
    Preference Security Dividends                                       61         49       27        10          -           -
                                                                   -------     ------   ------    ------     ------     -------
Total fixed charges as defined                                       2,784      3,461    3,081     2,238      4,099       4,349

Ratio of earnings to fixed charges                                    4.56       1.27     3.68      3.43       4.24        4.00
                                                                   =======     ======   ======    ======     ======     =======